Exhibit 99.3

January 10, 2011

Board of Directors
Community Bank System, Inc.
5790 Widewaters Parkway
DeWitt, New York 13214

I hereby consent to serve on the Board of Directors of Community Bank System, Inc. (“Community Bank System”) following the merger of Community Bank System and The Wilber Corporation (“Wilber”).  I also consent to the reference in the Registration Statement on Form S-4, and all amendments thereto, to be filed by Community Bank System in connection with the merger of Wilber with and into Community Bank System, stating that I will serve as such director pursuant to the terms therein, and to the filing of this consent as an exhibit to the Registration Statement.

                 /s/ Alfred S. Whittet
                 Name:  Alfred S. Whittet